Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Middletown, Connecticut	Contact: Kevin R. Hoben
March 7, 2008	(860) 704-6823

PRESS RELEASE

Omega Flex today reported its results of operations for the Fourth Quarter, 2007 and for the year ended December 31, 2007:

OMEGA FLEX, INC. (OFLX)	EARNINGS DIGEST

Three Months Ended December 31:	2007	2006

Revenues	$19,711,000	$19,068,000
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Net income	$3,175,000	$2,940,000
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Basic and diluted earnings per share	$0.31	$0.29
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Basic and diluted shares	10,147,505	10,153,633
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Twelve Months Ended December 31:	2007	2006

Revenues	$74,510,000	$73,574,000
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Net income	$8,682,000	$5,164,000
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Basic and diluted earnings per share	$0.86	$0.51
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Basic and diluted shares	10,152,088	10,153,633
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Kevin R. Hoben, President and CEO, indicated the Company’s 4th Quarter Revenues were up $643,000 (3.4%) from Revenues in the 4th Quarter 2006, and Net Income improved $235,000 (8.0%) over the same period.

Revenues for the twelve months of 2007 improved slightly $936,000 (1.3%) over Revenues in the same period in 2006 and Net income improved $3.5 million (68.1%) over the same period. The prior year included charges to earnings of $6.5 million as settlement and defense of the class action litigation as more fully described in our 10-K for the year 2006.

Revenue for the three-months and twelve-months ended December 31, 2007 reflects continued penetration in the non-residential construction market and price increases realized during 2007. Those factors were partially offset by continued weakness in the residential construction industry. Net income for the three-months ended December 31, 2007 rose as a result of price increases to partially cover increased material costs. Net income for the twelve-months ended December 31, 2007 rose primarily as a result of the charge to earnings in 2006 relating to the class action settlement and defense costs, and to a much lesser extent, price increases realized during 2007.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statement in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.